Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2014  FIRST QUARTER RESULTS AND REAFFIRMS FISCAL 2014 GUIDANCE

BOISE, Idaho (February 6, 2014) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its first quarter ended December 31, 2013.

Highlights:

▪

Total revenues were $687.3 million for the quarter, 20.0% higher than revenues for the same period in the prior fiscal year.  Excluding the impact of the acquisition of the assets of IVESCO Holdings, LLC (“IVESCO”) which closed on November 1, 2013, revenue growth was 9.6% in the United States for the quarter compared to the same period in the prior fiscal year.

▪

Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 8.2% for the quarter, compared to 8.3% for the same period in the prior fiscal year. SG&A expenses for the quarter include integration and acquisition related costs of $0.8 million.

▪	Operating income was $30.2 million for the quarter, 11.6% higher than operating income for the same period in the prior fiscal year.
▪	Net income was $18.4 million for the quarter, 10.1% higher than net income for the same period in the prior fiscal year.
▪	Diluted earnings per share were $1.45 for the quarter, compared to $1.32 for the same period in the prior fiscal year.
▪	Internet sales to independent veterinary practices and producers in the United States grew by 24.5% for the quarter compared to the same period in the prior fiscal year.
▪

The rollout of our Diagnostics Unlimited program continues to perform well, as revenues to all customers reached approximately $41 million for the quarter, compared to approximately $28 million for the comparable period in the prior year, a growth rate of approximately 46%.

▪

Excluding IVESCO, revenues from our veterinary pharmacy programs in the United States increased approximately 17% to $68.8 million for the quarter compared to $58.7 million in the same period in the prior fiscal year.

▪	On November 1, we acquired substantially all of the assets of IVESCO for an enterprise value of $67.5 million, plus a closing net working capital adjustment of approximately $11.2 million.

“MWI delivered another strong quarter financially, operationally and strategically.  I would like to take this opportunity to thank our customers, vendors and team members,” said Jim Cleary, President and Chief Executive Officer.  “Our sales force finished the calendar year strong and hit many key goals.  Also, our combined team has done a tremendous job of planning for and starting the integration process with IVESCO.  Finally, I am so pleased to once again welcome the IVESCO team to MWI.”

Quarter ended December 31, 2013 compared to quarter ended December 31, 2012

Total revenues increased  20.0% to $687.3 million for the quarter ended December  31, 2013, compared to $572.8 million for the quarter ended December 31, 2012.  Revenues from the IVESCO business were $75.1 million for the two months during the quarter ended December 31, 2013, which is a seasonally strong time of the year for IVESCO.  Excluding the impact of IVESCO revenues, revenue growth in the United States was 9.6% for the quarter ended December 31, 2013, compared to the same period in the prior fiscal year.  Revenues in the United Kingdom decreased 8.3%  from the same period in the prior fiscal year, as a result of a 9.0% organic decrease offset in part by a 0.7% increase related to foreign currency translation.  Commissions decreased 12.3% to $3.8 million for the quarter ended December 31, 2013, compared to $4.4 million for the quarter ended December 31, 2012. The decrease in commissions was due primarily to veterinarians transitioning to products we sell under buy/sell relationships rather than agency relationships.  As a result, an agency incentive that was received during the quarter ended December 31, 2012 was not received during the current quarter.

Gross profit increased by 15.8% to $89.1 million for the quarter ended December  31, 2013, compared to $76.9 million for the quarter ended December 31, 2012. Gross profit as a percentage of total revenues was 13.0%  for the quarter ended December 31, 2013, compared to 13.4% for the quarter ended December 31, 2012.  Product margin as a percentage of total revenues decreased due to the addition of the IVESCO business during the quarter.  The product margin on this business is generally lower than our overall product margin.  This serves to reduce the overall product margin of the consolidated company when compared to our results for the same period in the prior year. Vendor rebates for the quarter ended December 31, 2013 increased by $2.6  million compared to the quarter ended December 31, 2012.

Operating income increased 11.6% to $30.2 million for the quarter ended December 31, 2013, compared to $27.1 million for the quarter ended December 31, 2012.  SG&A expenses increased 18.1% to $56.1 million for the quarter ended December 31, 2013, compared to $47.5 million for the quarter ended December 31, 2012.  The increase in SG&A expenses was primarily due to the addition of IVESCO during the quarter.  We incurred approximately $0.8 million of integration and acquisition related costs during the quarter in connection with our recently completed IVESCO acquisition. SG&A expenses as a percentage of total revenues improved to 8.2% for the quarter ended December 31, 2013, compared to 8.3% for the quarter ended December 31, 2012.

Net income increased 10.1% to $18.4 million for the quarter ended December 31,  2013, compared to $16.8 million for the quarter ended December 31, 2012.  Diluted earnings per share were $1.45 and $1.32 for the quarters ended December  31, 2013 and 2012, respectively.

Business Outlook

The Company reaffirms its estimates for the fiscal year ending September 30, 2014. The Company estimates that revenues will be from $2.89 billion to $2.94 billion, which represents growth of 23% to 25% compared to revenues in fiscal year 2013.  The Company estimates that diluted earnings per share will be from $5.47 to $5.67 per share, which represents growth of 10.5% to 14.5% compared to diluted earnings per share in fiscal year 2013.  These estimates include the impact of the acquisition of substantially all of the assets of IVESCO, which is expected to be slightly accretive during the eleven months of ownership in fiscal 2014, and include the effect of integration and acquisition related costs.  Additionally, these estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on February 6, 2014 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2014 business outlook.  Participants can access the conference call by dialing (877) 638-4561.  International callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 13, 2014  by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 49557084.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor contracts or rebate programs; vendor rebates based upon attaining certain growth goals; transitional challenges associated with acquisitions, including the failure to retain customers and the disproportionate demands on management resources to integrate acquired businesses; financial risks associated with acquisitions and investments; changes in the way vendors introduce/deliver products to market; seasonality; competition; possible changes in the use of feed additives (antibiotics, growth promotants) used in production animal products due to trade restrictions, animal welfare and/or government regulations; an outbreak of foodborne diseases in production animal products; inability to ship products to the customer as a result of technological or shipping disruptions; the recall of a significant product by one of our vendors; risks associated with our international operations; an outbreak of infectious disease in animals; extended shortage or backorder of a significant product by one of our vendors; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; a disruption caused by adverse weather (i.e. drought) or other natural conditions or disasters; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors or margin reductions if we become a non-exclusive distributor; the impact of general economic trends on our business; our intellectual property rights may be inadequate to protect our business; the timing and effectiveness of marketing programs or price changes offered by our vendors; the timing of the introduction of new products and services by our vendors; unforeseen litigation; the ability to borrow on our revolving credit facility, extend the terms of our revolving credit facility or obtain alternative financing on favorable terms or at all; and risks from potential increases in variable interest rates.Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

	Quarter Ended December 31,
Condensed Consolidated Statements of Income	2013	2012
Revenues	$687,259	$572,848
Cost of product sales	598,171	495,919
Gross profit	89,088	76,929
Selling, general and administrative expenses	56,073	47,460
Depreciation and amortization	2,809	2,392
Operating income	30,206	27,077
Interest expense	(239)	(203)
Other income	301	297
Income before taxes	30,268	27,171
Income tax expense	(11,829)	(10,420)
Net income	$18,439	$16,751

Net income per share - diluted	$1.45	$1.32
Weighted average common
shares outstanding - diluted	12,743	12,695

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2013	2013
Assets
Cash	$503	$953
Receivables, net	353,851	307,445
Inventories	404,049	326,093
Prepaid expenses and other current assets	4,897	6,004
Deferred income taxes	3,120	2,327
Total current assets	766,420	642,822
Property and equipment, net	45,507	39,183
Goodwill	71,364	71,150
Intangibles, net	45,646	40,490
Other assets, net	9,977	8,910
Total Assets	$938,914	$802,555
Liabilities
Credit facilities	$109,500	$18,801
Accounts payable	337,455	324,057
Accrued expenses and other current liabilities	32,641	21,816
Current portion of capital lease obligations	70	103
Total current liabilities	479,666	364,777
Deferred income taxes	9,671	9,321
Long-term debt and capital lease obligations	9	16
Other long-term liabilities	2,123	2,122
Stockholders' Equity	447,445	426,319
Total Liabilities and Stockholders' Equity	$938,914	$802,555